EXHIBIT H

Pro Forma Capitalization of Xcel Energy Inc.
as of March 31, 2003 (in 000’s)

						As adjusted for deconsolidation of
			As adjusted for events			NRG and issuance of $500 million of
	March 31, 2003*		in second quarter 2003[1]			long-term debt[2]

			NOTES			NOTES

Current Portion of Long Term Debt	$7,590,417	36.1%	5	$595,839	5.3%		$595,839	5.1%
Short Term Debt	1,437,721	6.8%	3,5	436,762	3.9%		436,762	3.7%
Long-Term Debt	6,606,704	31.4%	1,2,3,4	5,122,998	45.8%	6	5,622,998	48.1%

Total Debt	$15,634,842	74.3%		$6,155,599	55.0%		$6,655,599	57.0%

TOPRS	$494,000	2.3%	1	$300,000	2.7%		$300,000	2.6%
Preferred Stock	105,320	0.5%		105,320	0.9%		105,320	0.9%

Total Preferred Equity	$599,320	2.8%		$405,320	3.6%		$405,320	3.5%

Common Stock	$4,766,814	22.7%	5	4,616,231	41.3%		$4,616,231	39.5%
Minority Interest	35,615	0.2%		5,800	0.1%		5,800	0.0%

Total Common Equity	$4,802,429	22.8%		$4,622,031	41.3%		$4,622,031	39.6%

TOTAL CAPITALIZATION	$21,036,591	100.0%		$11,182,950	100.0%		$11,682,950	100.0%

*	Common stock equity includes par value, capital in excess of par value, retained earnings, accumulated other comprehensive income and minority interest. NRG liabilities reclassified as held for sale (formerly classified as debt and minority interest) have been excluded from this calculation.

1.	In June 2003, PSCo retried $394.84 million of long-term debt, retired $194 million of TOPrS and borrowed $300 million under a short-term debt facility.

2.	NSP-MN retired $100.75 million of long-term debt in April and May of 2003.

3.	In June 2003, Xcel Energy issued $195 million of long-term debt and repaid $270 million on its 5-year revolving credit facility.

4.	Reflects deconsolidation of NRG reducing debt by approximately $9,208,653,000, of which $6,994,578,000 is current portion and $1,030,959,000 is short-term debt. (NOTE: This does not reflect any accounting adjustments for the tentative settlement agreement with NRG creditors.)

5.	Reflects accrual of two quarters of common dividends and one quarter of preferred dividends during the second quarter of 2003.

6.	Reflects the issuance by Xcel Energy of $500 million of long-term debt pursuant to the authorization requested in this Application.

H-1